Distribution Agreement

This Agreement is made between "Industrial Rubber Innovations Inc. of Bakersfield California, U.S.A. (IRI)" and "Shenzhen Yujiang Trade Limited (SYTL) of Shenzhen PRC".

Whereas IRI manufactures specialty rubber and SYTL wishes to distribute IRI's rubber in China and where both parties agree to the following terms and conditions;

1. IRI will grant to SYTL the exclusive right to distribute all IRI products in China.
2. The initial term of this agreement will be 12 months from the date of signing by both parties, afterwhich both parties will determine what their future relationship will be.
3. SYTL is to remit all monies owed to IRI within 30 days of receipt of IRI invoice.
4. Both parties agree that SYTL's expected sales are $600,000USD in the first 12 months, $1,200,000USD in the second 12 months and $2,5000,000USD in the third 12 months of this agreement.
5. This agreement is exclusive to SYTL and SYTL agrees no to sell any competitor products manufactured or produced by any other company that are similar to IRI products or that would otherwise be detrimental to the marketing efforts of IRI.
6. SYTL is responsible for its own marketing including hiring and training sales staff, servicing end users and shipping and handling.
7. IRI will provide SYTL with brochures and other marketing material in English. SYTL will be responsible for all costs related to translation to other languages; all translated marketing material must be approved by Steven Tieu of IRI.
8. SYTL agrees that should it be involved in any dispute in relation to any matter whatsoever in China it will save harmless IRI and IRI's name.
9. On all raw material shipped to SYTL to be manufactured into finished product in China, IRI must approve the manufacturer who will finish the product for quality control.
10. On all finished product manufactured directly by IRI, IRI will be responsible for replacing any defective product. If the product is "IRI raw material" and manufactured by another manufacturer in China, chosen by SYTL, then the said manufacturer will be responsible for all finished products they manufacture.
11. Should IRI decide to change any price on either raw material or finished product IRI will give SYTL 30 days written notice of any change.
12. This agreement may be cancelled by either party for any reason at an time.

Signed this 8th, day of July 1999 in Shenzhen PRC.

/s/ unknown
Industrial Rubber Innovations, Inc.
(SEAL)


/s/ unknown
Shenzhen Yujiang Trading Limited
(SEAL)